Filed pursuant to Rule 433

Registration Statement Nos. 333-122925

and 333-122925-01

Citigroup Funding Inc.

Callable Range Accrual Notes Due 2011

Final Term Sheet

February 21, 2006

Issuer:	Citigroup Funding Inc.

Guarantee:	Payments due on the Notes are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company.

Rating of Issuer’s Obligations:	Aa1/AA- (Moody’s/S&P) based upon the Citigroup guarantee.

Offering:	Callable Range Accrual Notes Due 2011

Sole Underwriter:	Citigroup Global Markets Inc.

Underlying Index:	Three-month U.S. dollar LIBOR

Principal Amount Issued:	US$20,000,000.00

Pricing Date:	February 21, 2006

Issue Date:	February 23, 2006

Maturity Date:	February 23, 2011

Issue Price:	100% of the principal amount

Interest Rate:	Year 1: 6.50% per annum

Thereafter: 6.50% per annum x number of Accrual Days / number of calendar days in an Interest Calculation Period

Accrual Day: Any calendar day in an Interest Calculation Period on which three-month U.S. dollar LIBOR is determined to be greater than zero and less than or equal to 6.00%

Interest Calculation Period:	Each three-month period from and including an Interest Payment Date to and including the day immediately preceding the next Interest Payment Date

Interest Payment Date:	Quarterly on the 23rd of each February, May, August and November, beginning on May 23, 2006 and ending on the Maturity Date

Payment at Maturity:	100% of the principal amount

Early Redemption:	Callable, in whole and not in part, by the Issuer on each Interest Payment Date, beginning on February 23, 2007

Redemption Price:	100% of the principal amount, plus any accrued and unpaid interest

Notice of Redemption:	Not less than 30 Business Days

Business Day:	New York and London

Calculation Agent:	Citibank, N.A.

Form and Denomination:	Registered Medium-Term Notes in minimum denominations and minimum increments of US$1,000.00

Clearing and Settlement:	DTC, Euroclear and Clearstream

Listing:	None

CUSIP/ISIN Number:	1730T0AE 9 / US1730T0AE9

Underwriting Discount:	0.00%

Citigroup Funding Inc., the issuer, and Citigroup Inc., the guarantor, have filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement (File No. 333-122925) and the other documents Citigroup Funding and Citigroup have filed with the SEC for more complete information about Citigroup Funding, Citigroup and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request the prospectus by calling toll-free 1-877-858-5407.